Exhibit 99.1

Enanta Pharmaceuticals Reports Financial Results for its Fiscal Second Quarter Ended March 31, 2026

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Dosing Initiated in a Phase 1 Trial of EDP-978, an Oral, Once-Daily KIT Inhibitor in Development for the Treatment of Chronic Urticaria; On Track to Report Topline Data in 4Q 2026
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Conducting Enabling Activities for a Pivotal Study of Zelicapavir in High-Risk Adults with Respiratory Syncytial Virus (RSV)
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On Track to File an IND for EPS-3903, an Oral, Once-Daily STAT6 Inhibitor Development Candidate and to Select an MRGPRX2 Development Candidate, in 2H 2026
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Cash and Marketable Securities Totaling $227 Million at March 31, 2026, as well as Continuing Retained Royalties, with Cash Runway Expected to Fund Operations into Fiscal 2029

WATERTOWN, Mass., May 11, 2026 – Enanta Pharmaceuticals, Inc. (NASDAQ:ENTA), a clinical-stage biotechnology company dedicated to creating small molecule drugs for viral infections and immunological diseases, today reported financial results for its fiscal second quarter ended March 31, 2026.

“Since the inception of our immunology portfolio targeting type 2 diseases, our team has worked diligently to advance highly selective inhibitors of KIT, STAT6 and MRGPRX2 designed to enable convenient oral dosing and best-in-class profiles,” said Jay Luly, Ph.D., President and Chief Executive Officer of Enanta. “This quarter, we achieved a key milestone with dosing initiation in our Phase 1 trial of EDP-978, an oral KIT inhibitor in development for chronic urticaria. Along with advancing EDP-978 into the clinic, we remain on track to file an IND for EPS-3903, our oral STAT6 inhibitor, and to nominate an MRGPRX2 development candidate, in the second half of 2026. In parallel, we are continuing to conduct enabling activities for a pivotal study of zelicapavir in adults at high risk of serious complications from RSV infection and look forward to providing an update on the development path later this quarter. With a strong balance sheet and ongoing royalty revenues, we are well-positioned to execute on our strategy and to deliver multiple value-driving milestones over the coming year.”

Fiscal Second Quarter Ended March 31, 2026 Financial Results

Total revenue for the three months ended March 31, 2026 was $17.2 million and consisted of royalty revenue from worldwide net sales of MAVYRET®/MAVIRET® (glecaprevir/pibrentasvir), AbbVie’s treatment for hepatitis C virus, compared to $14.9 million for the three months ended March 31, 2025. The increase in revenue is due to an increase in AbbVie’s product sales quarter over quarter.

A portion (54.5%) of Enanta’s ongoing royalty revenue from AbbVie’s net sales of MAVYRET®/MAVIRET® is paid to OMERS, one of Canada’s largest defined benefit pension plans, pursuant to a royalty sale transaction affecting royalties earned after June 2023. For financial reporting purposes, the transaction was treated as debt, with the upfront purchase payment of $200.0 million recorded as a liability. Each quarter, Enanta records 100% of the royalty earned as revenue and then amortizes the debt liability proportionally as 54.5% of the cash royalty payments are paid to OMERS through June 30, 2032, subject to a cap of 1.42 times the purchase payment, after which point 100% of the cash royalty payments will be retained by Enanta. Interest expense was $3.3 million for the three months ended March 31, 2026, as compared to $1.7 million for the three months ended March 31, 2025. The increase was due to the increase in royalty revenue from AbbVie’s net sales of MAVYRET®/MAVIRET®.

Research and development expenses totaled $19.4 million for the three months ended March 31, 2026, compared to $28.1 million for the three months ended March 31, 2025. The decrease was due to a decrease in clinical trial expenses for Enanta’s RSV programs, partially offset by increased costs associated with the Company’s immunology programs.

General and administrative expenses totaled $9.6 million for the three months ended March 31, 2026, compared to $11.4 million for the three months ended March 31, 2025. The decrease was primarily due to a decrease in stock-based compensation expenses.

Interest and investment income, net, totaled $2.1 million for the three months ended March 31, 2026, compared to $2.3 million for the three months ended March 31, 2025. The decrease in interest and investment income was due to lower interest rates year over year.

Enanta recorded an income tax expense of less than $0.1 million for the three months ended March 31, 2026 compared to an income tax benefit of $1.3 million for the three months ended March 31, 2025. Enanta recorded an additional federal income tax refund of $0.9 million during the three months ended March 31, 2025. The federal income tax refund of $33.8 million, including interest, was received in April 2025.

Net loss for the three months ended March 31, 2026 was $13.1 million, or a loss of $0.45 per diluted common share, compared to a net loss of $22.6 million, or a loss of $1.06 per diluted common share, for the corresponding period in 2025.

Enanta’s cash, cash equivalents and short-term and long-term marketable securities totaled $227.0 million at March 31, 2026. Enanta expects that its current cash, cash equivalents and marketable securities, as well as its retained portion of future royalty revenue will be sufficient to meet the anticipated cash requirements of its existing business and development programs into fiscal 2029.

Virology

Enanta’s virology pipeline includes the leading portfolio of RSV treatments in clinical development, consisting of zelicapavir, a once-daily N-protein inhibitor, and EDP-323, a once-daily L-protein inhibitor, both of which received Fast Track designation from the U.S. Food and Drug Administration (FDA).

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Zelicapavir was most recently evaluated in a high-risk adult outpatient population, including the elderly and those with asthma, chronic obstructive pulmonary disease, or congestive heart failure. In RSVHR, a Phase 2b study, zelicapavir demonstrated a clinically meaningful improvement in time to complete resolution of all 13 RSV symptoms compared to placebo, with an improvement of 6.7 days for patients with congestive heart failure, chronic obstructive pulmonary disease or age 75 or older, termed the HR3 population. Zelicapavir also showed an improvement in time to complete resolution on the 29-parameter total RiiQ™ symptom scale of 7.2 days for the HR3 population compared to placebo. The study met key secondary endpoints, including a reduction in hospitalization and antiviral effects. Previously, the Company reported positive data from a Phase 2 study in pediatric patients which demonstrated that treatment with zelicapavir was associated with shortened time to complete resolution of RSV symptoms. Overall, zelicapavir has been dosed in more than 700 people to date and continues to be well-tolerated with a favorable safety profile.
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Enanta presented data on zelicapavir at the European Society of Clinical Microbiology & Infectious Diseases (ESCMID) Global 2026 which was held April 17-21, 2026, in Munich, Germany. The poster and presentation are available on the Company’s website here.
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Enanta will present an oral presentation highlighting zelicapavir at the American Thoracic Society (ATS) International Conference 2026, being held May 15-20, 2026, in Orlando, Florida.
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Enanta continues to conduct enabling activities for a pivotal study of zelicapavir in high-risk patients with RSV, including engaging with the FDA on the registrational development path. The Company plans to provide an update on the study design and development path in the second quarter of 2026. In parallel, Enanta is exploring potential business development opportunities related to its RSV program.
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Enanta’s second RSV candidate, EDP-323, can be used alone or in combination with other agents, such as zelicapavir, to potentially broaden the treatment window or addressable patient populations. Previously, the Company reported positive results from a Phase 2a challenge study of healthy adults infected with RSV, in which treatment with EDP-323 achieved highly statistically significant reductions in both viral load and clinical symptoms compared to placebo.

Immunology

Enanta’s immunology pipeline is focused on designing and developing highly potent and selective oral inhibitors for the treatment of inflammatory diseases, by targeting key drivers of the type 2 immune response.

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Enanta’s lead immunology program, EDP-978, is a potent and selective once-daily oral KIT inhibitor in development for the treatment of chronic urticaria and potentially other mast cell-mediated diseases. In April, the Company announced the first participant was dosed in a randomized, double-blind, placebo-controlled, first-in-human Phase 1 clinical trial. The trial is expected to enroll approximately 98 healthy adult volunteers ranging in age from 18 to 65 years old to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics, including serum tryptase, of EDP-978. The trial includes a single ascending dose phase, with a two-part food-effect cohort, and a multiple ascending dose phase with a 14-day treatment period. The Company expects to report topline data from the trial in the fourth quarter of 2026.

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Enanta presented two posters featuring pre-clinical data related to EDP-978 at the American Academy of Allergy, Asthma & Immunology (AAAAI) 2026 Annual Meeting which was held February 27-March 2, 2026. The posters are available on the Company’s website here.
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Enanta’s second immunology program EPS-3903, is a novel, potent, and selective oral STAT6 inhibitor, in development for the treatment of atopic dermatitis and other diseases currently treated by dupilumab. The Company is currently performing scale-up and IND enabling activities and is targeting an IND filing in the second half of 2026.
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Enanta presented four posters highlighting pre-clinical data related to EPS-3903 at IMMUNOLOGY2026TM, hosted by the American Association of Immunologists (AAI), held April 15-19, 2026. The posters are available on the Company’s website here.
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Enanta will present two posters highlighting data on EPS-3903 at the ATS International Conference 2026, being held May 15-20, 2026, in Orlando, Florida.
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Enanta’s third immunology program targets MRGPRX2, a non-canonical G-Protein-Coupled-Receptor (GPCR) expressed predominantly on mast cells, as well as peripheral neurons. Inhibiting MRGPRX2 may have potential to address multiple chronic inflammatory diseases including urticaria, asthma, prurigo nodularis and others, as well as migraine. Currently, the Company is evaluating multiple compounds in pre-clinical studies and expects to select a development candidate in the second half of 2026.

Corporate

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Today, the United States Court of Appeals for the Federal Circuit held oral arguments in Enanta’s lawsuit against Pfizer Inc., seeking damages for infringement of U.S. Patent No. 11,358,953 in the manufacture, use and sale of Pfizer’s COVID-19 antiviral, PAXLOVID® (nirmatrelvir tablets; ritonavir tablets). Based on the current schedule, Enanta anticipates a decision on the appeal from the Federal Circuit by the end of September 2026.
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A hearing for the patent infringement action against Pfizer Inc. and certain of its subsidiaries in the Unified Patent Court (UPC) of the European Union, and Pfizer’s counterclaim for revocation, has been scheduled for September 29, 2026. Enanta expects a decision from the UPC within weeks after the hearing.
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Enanta plans to issue its fiscal third quarter financial results press release on August 10, 2026.

About Enanta Pharmaceuticals, Inc.

Enanta is using its robust, chemistry-driven approach and drug discovery capabilities to become a leader in the discovery and development of small molecule drugs for viral infections and immunological diseases. In virology, Enanta’s clinical programs are focused on the development of first-in-disease and best-in-disease treatments for respiratory syncytial virus (RSV). The Company’s immunology pipeline aims to develop treatments for inflammatory diseases by targeting key drivers of the type 2 immune response, with KIT, STAT6 and MRGPRX2 inhibition.

Glecaprevir, a protease inhibitor discovered by Enanta, is part of one of the leading treatment regimens for curing hepatitis C virus (HCV) infection and is sold by AbbVie in numerous countries under the tradenames MAVYRET® (U.S.) and MAVIRET® (ex-U.S.) (glecaprevir/pibrentasvir). A portion of Enanta’s royalties from HCV products developed under its collaboration with AbbVie contribute ongoing funding to Enanta’s operations. Please visit www.enanta.com for more information.

Forward Looking Statements

This press release contains forward-looking statements, including statements with respect to the timeline and prospects for advancement of Enanta’s clinical programs in RSV and KIT inhibition and its pre-clinical immunology programs, including its programs targeting STAT6 and MRGPRX2 inhibition, as well as statements regarding Enanta’s ongoing litigation matters. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: the impact of development, regulatory and marketing efforts of others with respect to vaccines and competitive treatments for RSV; the discovery and development risks of Enanta’s programs in virology and immunology; Enanta’s limited clinical development experience; Enanta’s ability to partner its RSV or other programs; Enanta’s need to attract and retain senior management and key research and development personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; the timing and outcome of Enanta’s ongoing litigation matters; and other risk factors described or referred to in “Risk Factors” in Enanta’s Form 10-K for the fiscal year-ended September 30, 2025, and any other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

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Media and Investors Contact:

Jennifer Viera

jviera@enanta.com

Tables to Follow

ENANTA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025

Revenue	$17,159	$14,926	$35,774	$31,885
Operating expenses
Research and development	19,443	28,065	40,302	55,721
General and administrative	9,568	11,388	18,577	24,234
Total operating expenses	29,011	39,453	58,879	79,955
Loss from operations	(11,852)	(24,527)	(23,105)	(48,070)
Interest expense	(3,316)	(1,714)	(6,399)	(3,676)
Interest and investment income, net	2,084	2,292	4,506	5,091
Loss before income taxes	(13,084)	(23,949)	(24,998)	(46,655)
Income tax (expense) benefit	(7)	1,305	(31)	1,721
Net loss	$(13,091)	$(22,644)	$(25,029)	$(44,934)

Net loss per share
Basic	$(0.45)	$(1.06)	$(0.87)	$(2.11)
Diluted	$(0.45)	$(1.06)	$(0.87)	$(2.11)
Weighted average common shares outstanding
Basic	29,040	21,355	28,892	21,295
Diluted	29,040	21,355	28,892	21,295

ENANTA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	March 31,	September 30,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$34,928	$32,298
Short-term marketable securities	128,846	156,566
Accounts receivable	7,809	6,882
Prepaid expenses and other current assets	6,810	8,590
Income tax receivable	19	—
Total current assets	178,412	204,336
Long-term marketable securities	63,238	—
Property and equipment, net	33,114	35,395
Operating lease, right-of-use assets	36,436	37,549
Long-term restricted cash	3,360	3,360
Other long-term assets	144	92
Total assets	$314,704	$280,732
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,363	$1,948
Accrued expenses and other current liabilities	6,859	12,751
Liability related to the sale of future royalties	31,461	30,710
Operating lease liabilities	3,759	3,146
Total current liabilities	46,442	48,555
Liability related to the sale of future royalties, net of current portion	97,309	111,132
Operating lease liabilities, net of current portion	52,777	54,757
Series 1 nonconvertible preferred stock	1,311	1,311
Other long-term liabilities	278	260
Total liabilities	198,117	216,015
Total stockholders' equity	116,587	64,717
Total liabilities and stockholders' equity	$314,704	$280,732